ARONAUER, GOLDFARB, SILLS & RE, LLP
                         444 Madison Avenue, 17th Floor
                            New York, New York  10022

                                December 21, 2000

Meridian  USA  Holdings,  Inc.
1356  N.W.  Boca  Raton  Blvd.
Boca  Raton,  Florida  33432

Re:   Registration  Statement  on  Form  SB-2
      (the  "Registration  Statement")
      ------------------------------------

Gentlemen:

     This opinion is furnished to you in connection with the Registration Statement on Form SB-2 (the "Registration Statement") being filed on the date hereof by Meridian USA Holdings, Inc., a Florida corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed shelf registration of 5,698,948 shares of the Company's common stock, $.001 par value per share ("Common Stock"), for resale by the holders obtaining such shares upon conversion of the Company's Series II Convertible Preferred Stock and upon exercise of Common Stock purchase warrants issued to U.S. Bancorp Libra and its designees in connection with a financing transaction between the Company and U.S. Bancorp Investments, Inc.

     We are familiar with the Company's Certificate of Incorporation and all amendments thereto, its By-Laws and all amendments thereto, the records of meetings and consents of its Board of Directors and stockholders, and its stock records. We have examined such other records and documents as we deemed necessary or appropriate for purposes of rendering this opinion.

     Based upon the foregoing examination, we are of the opinion that the shares of Common Stock being offered pursuant to the Registration Statement have been duly authorized and, when issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement.

     Very  truly  yours

Aronauer,  Goldfarb,  Sills  &  Re,  LLP


     By:    /s/  Samuel  Goldfarb
      ----------------------------
      Samuel  Goldfarb,  a  member  of
      the  Firm